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SUN MICROSYSTEMS COMPLETES ACQUISITION OF COBALT NETWORKS

Cobalt Networks Becomes The Server Appliance Business Unit of Sun

PALO ALTO, Calif., December 7, 2000 - Sun Microsystems, Inc. (NASDAQ: SUNW), today announced that it has completed the acquisition of Cobalt Networks, Inc. based in Mountain View, Calif., a provider of server appliances for Internet Service Providers (ISPs), Application Service Providers (ASPs), and small- to medium-sized businesses.

In accordance with the terms of the acquisition each share of Cobalt Common Stock was converted into 1.0 share of Sun Common Stock, after adjusting for the 2-for-1 forward stock split effected by Sun on December 6, 2000 in the form of a stock dividend on all then outstanding shares of Sun Common Stock. Cobalt Networks products extend Sun's network computing leadership to server appliances.

With the close of the deal, Cobalt becomes the server appliance business unit of Sun headed by Stephen DeWitt, vice president and general manager for Appliances. DeWitt will report to John McFarlane, executive vice president, Network Service Provider group. The integration of Cobalt's products will enhance Sun's position in the growing server appliance marketplace and reinforce Sun's long-standing focus on network computing.

About Sun Microsystems, Inc.

Since its inception in 1982, a singular vision -- The Network Is The Computer -- has propelled Sun to its position as a leading provider of industrial-strength hardware, software and services that power the Internet and allow companies worldwide to dot-com their businesses. With $15.7 billion in annual revenues, Sun can be found in more than 170 countries and on the World Wide Web at: http://www.sun.com.

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Cobalt Networks, Inc., The Cobalt logo, Cobalt Networks, Cube, Cobalt Qube,
Qube, Cobalt RaQ, RaQ, Cobalt CacheRaQ, Cobalt NASRaQ, Cobalt StaQware and BlueLinQ are trademarks of Cobalt Networks, Inc. Other product names are trademarks or registered trademarks of their respective owners.

Sun, Sun Microsystems, the Sun Logo, and The Network Is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries.